Exhibit 99.1

RE: NN, Inc.

6210 Ardrey Kell Road

Charlotte, NC 28277

FOR FURTHER INFORMATION:

AT ABERNATHY MACGREGOR

Claire Walsh

(General info)

(212) 371-5999

FOR IMMEDIATE RELEASE

March 13, 2019

NN, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS

Charlotte, NC, March 13, 2019—NN, Inc., (NASDAQ: NNBR), a diversified industrial company, today reported its financial results for the fourth quarter and the year ended December 31, 2018.

GAAP Results

Fourth Quarter

Net sales for the fourth quarter of 2018 increased $43.4 million, or 27.8%, to $199.5 million, compared to $156.1 million for the fourth quarter of 2017. Growth was driven by $39.2 million from acquisitions at their historical amounts prior to being acquired, and organic growth of $6.9 million representing the year over year increase in sales from acquired and legacy businesses combined, offset by foreign exchange impacts of $2.7 million.

On a GAAP basis, the operating loss for the fourth quarter of 2018 was $188.2 million, compared to income from operations of $1.1 million for the same period in 2017. The loss was the result of the previously disclosed non-cash impairment charges recorded in the Power Solutions and Mobile Solutions segments in the amounts of $109.1 million and $73.4 million, respectively. The Company does not expect the impairment charge to have any impact on future operations, affect its liquidity, affect cash flows from operating activities, or affect compliance with the financial covenants set forth in its debt instruments. The Company did not record any impairment charges in the Life Sciences segment.

Net loss on a GAAP basis for fourth quarter of 2018 was $220.2 million. This compares to net income on a GAAP basis of $50.8 million in the fourth quarter of 2017. The fourth quarter of 2018 net income included $199.1 million of impairment impacts previously discussed, while the fourth quarter of 2017 included a $52 million benefit from the Tax Cuts and Jobs Act.

On a GAAP basis, income from operations for fourth quarter 2018 in the Life Sciences segment was $6.2 million, driven by the Paragon acquisition and operating improvements, compared to $2.8 million for the same period in 2017.

On a GAAP basis, loss from operations for fourth quarter 2018 in the Mobile Solutions segment was $75.9 million, compared to income from operations of $6.3 million for the same period in 2017, with 2018 being unfavorably impacted due to the goodwill impairment of $73.4 million.

On a GAAP basis, loss from operations for fourth quarter 2018 in the Power Solutions segment was $109.1 million, compared to income from operations of $5.7 million for the same period in 2017 with 2018 being unfavorably impacted due to the goodwill impairment of $109.1 million.

Full Year

Net sales for 2018 increased $150.9 million, or 24.3%, to $770.7 million, compared to $619.8 million for 2017. Growth was driven by $133.9 million from acquisitions at their historical amounts prior to being acquired, and organic growth of $19.1 million representing the year over year increase in sales from acquired and legacy businesses combined, offset by foreign exchange impacts of $2.1 million. Organic growth primarily in the Life Sciences segment accounted for the increase.

On a GAAP basis, loss from operations for 2018 was $178.9 million, compared to income from operations of $33.1 million for the same period in 2017, due to non-cash impairment charges. Net loss on a GAAP basis for 2018 was $264.5 million., This compared to net income on a GAAP basis of $163.1 million in 2017. 2018 net income included $199.1 million of impairment impacts. 2017 net income included $137.7 million of income from discontinued operations, net of tax which was primarily related to the gain on sale of our former Precision Bearings business plus $52 million benefit from the Tax Cuts and Jobs Act.

On a GAAP basis, income from operations for 2018 in the Life Sciences segment was $19.1 million, compared to $13.3 million for the same period in 2017. Growth was driven by the Paragon acquisition and operating improvements.

On a GAAP basis, the loss from operations for 2018 in the Mobile Solutions segment were $54.1 million, compared to income from operations of $34.4 million for the same period in 2017, with 2018 unfavorably impacted due to a goodwill impairment of $73.4 million.

On a GAAP basis, the loss from operations for 2018 in the Power Solutions segment were $95.1 million, compared to income from operations of $23.4 million for the same period in 2017, with 2018 unfavorably impacted due to a goodwill impairment of $109.1 million.

Adjusted Results

Fourth Quarter

Adjusted income from operations for the fourth quarter of 2018 was $23.6 million, compared to $13.7 million for the same period in 2017. Adjusted net income was $9.3 million, or $0.22 per diluted share, compared to $8.3 million, or $0.30 per diluted share, for the same period in 2017. Prior to the fourth quarter 2018, NN issued 14.2 million shares.

Richard Holder, President and Chief Executive Officer, commented, “During the fourth quarter of 2018, we were faced with significant market headwinds, customer issues within Power Solutions and a slowing market in Mobile Solutions, which challenged our top line. Organic sales growth in our Life Sciences group, coupled with synergy capture, offset some of these challenges and drove NN’s overall margin expansion and net income growth.”

Life Sciences

Net sales for the fourth quarter of 2018 were $79.5 million, compared to $29.9 million in the fourth quarter of 2017, an increase of 165.9% or $49.6 million. Adjusted income from operations for the quarter was $15.7 million, compared to $6.1 million in 2017.

Mr. Holder commented, “Life Sciences continued its strong momentum throughout the fourth quarter, in line with our expectations in both revenue and adjusted operating profit.”

Mobile Solutions

Net sales for the fourth quarter of 2018 were $75.4 million, compared to $82.1 million in the fourth quarter of 2017, a decrease of 8.2% or $6.7 million. Adjusted income from operations for the quarter decreased $2.9 million to $4.5 million, compared to $7.4 million in the fourth quarter of 2017. The slowing demand in China, coupled with costs incurred in new program launches impacted sales and adjusted operating income during the quarter.

Mr. Holder commented, “Despite facing some market headwinds, Mobile Solutions continues to focus on improving its operating performance and production efficiency as we transition our record number of new programs to full production during 2019.”

Power Solutions

Net sales for the fourth quarter of 2018 were $45.2 million, compared to $44.6 million in the fourth quarter of 2017, an increase of 1.3% or $0.6 million. Adjusted income from operations for the quarter was $5.8 million, compared to $9.0 million in 2017.

Mr. Holder commented, “We are making targeted strategic investments in Power Solutions, primarily in Aerospace and Defense, to support this growing segment of the business. This approach is consistent with NN’s portfolio strategy and overall focus on expanding our presence in the growing electrical and aerospace end markets.”

Full Year

Adjusted income from operations for 2018 was $92.5 million, compared to $68.5 million for the same period in 2017. Adjusted net income increased to $37.2 million, or $1.17 per diluted share, from $30.6 million, or $1.10 per diluted share, for the same period in 2017.

Richard Holder, President and Chief Executive Officer, commented, “The acquisitions completed during late 2017 and early 2018 have transformed our business, in line with our strategic objectives. We have seen strong organic sales growth in our Life Sciences segment and improving margins from these additions to the NN portfolio. After facing some market-driven challenges in our Mobile Solutions business and customer manufacturing issues in our Power Solutions business, we have focused on maximizing our processes and systems to improve profitability while investing in new program start-ups and product line expansions to continue to capture growth opportunities in line with our strategic plan.”

Life Sciences

Net sales for 2018 were $248.2 million, compared to $98.3 million in 2017, an increase of 152.5% or $149.9 million. Adjusted income from operations for the year was $51.6 million, compared to $23.2 million in 2017.

Mr. Holder commented, “With the full acquisitions of Paragon and Bridgemedica in 2018, and ongoing organic growth from our legacy portfolio, Life Sciences has been a significant growth and profitability driver of 2018 for NN. We continue to grow sales at double digit rates and improve profitability each sequential quarter.”

Mobile Solutions

Net sales for 2018 were $335.0 million, compared to $336.9 million in 2017, a decrease of 0.6% or $1.9 million. Adjusted income from operations for the year decreased $7.9 million to $31.1 million, compared to $39.0 million in 2017. The slowing demand in China, coupled with costs incurred in new program launches impacted sales and adjusted operating income during the year.

Mr. Holder commented, “While the global automotive market continues to experience challenges, the launch of a record number of large multi-year programs helped offset these market headwinds.”

Power Solutions

Net sales for 2018 were $189.8 million, compared to $186.6 million in 2017, an increase of 1.7% or $3.2 million. Adjusted income from operations for the year was $33.6 million, compared to $35.5 million in 2017.

Mr. Holder commented, “Power Solutions continues to be a business in transformation, and we are focused on investing in and growing our aerospace business in line with market demands. This has been an important step as our 2018 order intake run rate was consistent with our expectations.”

The full set of financial guidance for the fourth quarter and full year 2018 can be found in our supplemental presentation posted in the Investor Relations section of our website at www.nninc.com.

NN will discuss its results during its quarterly investor conference call on March 14, 2019 at 9:00 a.m. ET. The call and supplemental presentation may be accessed via NN’s website, www.nninc.com. The conference call can also be accessed by dialing 1-888-394-8218 or 1-323-794-2588 Conference ID: 7135086. For those who are unavailable to listen to the live broadcast, a replay will be available shortly after the call for 30 days.

NN discloses in this press release the non-GAAP financial measures of adjusted income from operations, adjusted net income (loss) and adjusted net income per diluted share. Each of adjusted income from operations, adjusted net income (loss) and adjusted net income per diluted share provide supplementary information about the impacts of restructuring and integration expense, acquisition and transition expenses, foreign-exchange, amortization of intangibles and other non-operating impacts on our business.

The financial tables found later in this press release include a reconciliation of adjusted income from operations, adjusted net income (loss) and adjusted net income (loss) per diluted share to the U.S. GAAP financial measures of income from operations, net income (loss) and net income (loss) per diluted share.

NN, Inc., a diversified industrial company combines advanced engineering and production capabilities with in-depth materials science expertise to design and manufacture high-precision components and assemblies for a variety of markets on a global basis. Headquartered in Charlotte, North Carolina, NN has 51 facilities in North America, Western Europe, Eastern Europe, South America and China.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company’s ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, and the successful implementation of the global growth plan including development of new products. Similarly, statements made herein and elsewhere regarding pending and completed transactions are also forward-looking statements, including statements relating to the future performance and prospects of an acquired business, the expected benefits of an acquisition on the Company’s future business and operations and the ability of the Company to successfully integrate recently acquired businesses or the possibility that the Company will be unable to execute on the intended redeployment of proceeds from a divestiture, whether due to a lack of favorable investment opportunities or otherwise.

For additional information concerning such risk factors and cautionary statements, please see the section titled “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Except as required by law, we undertake no obligation to update or revise any forward-looking statements we make in our press releases, whether as a result of new information, future events or otherwise.

Financial Tables Follow

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$199,477	$156,135	$770,657	$619,793
Cost of sales (exclusive of depreciation and amortization shown separately below)	156,713	118,814	588,205	459,080
Selling, general and administrative expense	22,285	21,863	93,583	74,112
Acquisition related costs excluded from selling, general and administrative expense	61	344	5,871	344
Depreciation and amortization	19,330	13,400	71,128	52,406
Other operating (income) expense, net	6,726	621	6,089	351
Goodwill impairment	182,542	0	182,542	0
Restructuring and integration expense, net	(10)	24	2,127	386

Income (loss) from operations	(188,170)	1,069	(178,888)	33,114
Interest expense	14,651	12,169	61,243	52,085
Loss on extinguishment of debt and write-off of debt issuance costs	0	2,448	19,562	42,087
Derivative payments on interest rate swap	0	0	0	0
Derivative loss (gain) on change in interest rate swap fair value	0	(87)	0	(101)
Other (income) expense, net	(541)	(892)	1,341	(2,084)

Loss from continuing operations before benefit for income taxes and share of net income from joint venture	(202,280)	(12,569)	(261,034)	(58,873)
Benefit for income taxes	(1,775)	64,822	10,957	79,026
Share of net income (loss) from joint venture	(16,134)	1,072	(14,390)	5,211

Income (loss) from continuing operations	(220,189)	53,325	(264,467)	25,364
Income from discontinued operations, net of tax (Note 2)	0	(2,507)	0	137,688

Net income (loss)	$(220,189)	$50,818	$(264,467)	$163,052

Other comprehensive income (loss):
Change in fair value of interest rate swap	$0	$0	$0	$0
Reclassification adjustment for discontinued operations	0	0	0	(9,243)
Foreign currency translation gain (loss)	629	1,067	(13,880)	22,094

Other comprehensive income (loss)	$629	$1,067	$(13,880)	$12,851

Comprehensive income (loss)	$(219,560)	$51,885	$(278,347)	$175,903

Basic net income (loss) per share:
Income (loss) from continuing operations per share	$(5.25)	$1.93	$(8.35)	$0.92
Income from discontinued operations per share	0.00	(0.09)	0.00	5.02

Net income (loss) per share	$(5.25)	$1.84	$(8.35)	$5.94

Weighted average shares outstanding	41,959	27,572	31,678	27,433

Diluted net income (loss) per share:
Income (loss) from continuing operations per share	$(5.25)	$1.91	$(8.35)	$0.91
Income from discontinued operations per share	$0.00	$(0.09)	$0.00	$4.96

Net income (loss) per share	$(5.25)	$1.82	$(8.35)	$5.87

Weighted average shares outstanding	41,959	27,925	31,678	27,755

Reconciliation of GAAP Income from Operations to Non-GAAP

Adjusted Income from Operations

$000s	Three Months Ended December 31,		Twelve Months Ended December 31,
NN, Inc. Consolidated	2018	2017	2018	2017
GAAP income from operations	$(188,170)	$1,069	$(178,888)	$33,114
Restructuring and integration expense	(10)	24	2,127	386
Acquisition and transition expense	15,568	6,696	48,952	11,570
Amortization of intangibles	8,439	5,938	32,553	23,454
Impairments (Goodwill and fixed assets)	187,778	—	187,778	—

Non-GAAP adjusted income from operations (a)	$23,605	$13,727	$92,522	$68,524

GAAP net sales	$199,477	$156,135	$770,657	$619,793

$000s	Three Months Ended December 31,		Twelve Months Ended December 31,
Mobile Solutions	2018	2017	2018	2017
GAAP income from operations	$(75,925)	$6,317	$(54,103)	$34,405
Restructuring and integration expense	(10)	24	63	386
Acquisition and transition expense	1,493	195	3,567	695
Amortization of intangibles	885	859	3,540	3,474
Impairments (Goodwill and fixed assets)	78,054	—	78,054	—

Non-GAAP adjusted income from operations (a)	$4,497	$7,395	$31,121	$38,960

GAAP net sales	$75,359	$82,084	$335,037	$336,852

$000s	Three Months Ended December 31,		Twelve Months Ended December 31,
Power Solutions	2018	2017	2018	2017
GAAP income from operations	$(109,054)	$5,660	$(95,115)	$23,440
Restructuring and integration expense	—	—	—	—
Acquisition and transition expense	3,524	664	8,698	1,164
Amortization of intangibles	2,193	2,724	10,939	10,899
Impairments (Goodwill and fixed assets)	109,100	—	109,100	—

Non-GAAP adjusted income from operations (a)	$5,763	$9,048	$33,622	$35,503

GAAP net sales	$45,194	$44,620	$189,778	$186,602

$000s	Three Months Ended December 31,		Twelve Months Ended December 31,
Life Sciences	2018	2017	2018	2017
GAAP income from operations	$6,174	$2,840	$19,136	$13,271
Restructuring and integration expense	—	—	1,336	—
Acquisition and transition expense	4,122	884	13,064	884
Amortization of intangibles	5,361	2,355	18,074	9,081
Impairments (Goodwill and fixed assets)	—	—	—	—

Non-GAAP adjusted income from operations (a)	$15,657	$6,079	$51,610	$23,236

GAAP net sales	$79,457	$29,932	$248,173	$98,329

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and

Net Income (Loss) per Diluted Share to Non-GAAP Adjusted Net Income (Loss) per Diluted Share

	Three Months Ended December 31,		Twelve Months Ended December 31,
$000s	2018	2017	2018	2017
GAAP net income (loss)	$(220,189)	$50,818	$(264,467)	$163,052

Pre-tax acquisition and transition expense	15,568	6,696	48,952	11,570
Pre-tax foreign exchange (gain) loss on inter-company loans	(547)	559	2,620	258
Pre-tax restructuring and integration expense	(10)	24	2,127	386
Pre-tax write-off unamortized debt issuance costs	—	2,448	19,562	42,087
Pre-tax gain on change in fair value of interest rate swap	—	(87)	—	(101)
Pre-tax amortization of intangibles and deferred financing costs	9,653	7,111	37,741	28,206
Pre-tax interest expense on cash held from divestiture	—	3,720	3,607	6,160
Pre-tax impairments of fixed asset costs	5,236	—	5,236	—
Tax effect of adjustment reflected above (b)	(6,772)	(5,695)	(24,525)	(23,485)
Impairments (Goodwill and JV)	199,131	—	199,131	—
Impact due to tax cuts and jobs act	—	(51,823)	—	(51,823)
Diversture of Business Segment, exclusive of tax reform	7,198	(7,983)	7,198	(7,983)
Income from discontinued operations	—	2,507	—	(137,688)

Non-GAAP adjusted net income (loss) (c)	$9,268	$8,295	$37,182	$30,638

	Three Months Ended December 31,		Twelve Months Ended December 31,
Amounts per share, diluted	2018	2017	2018	2017
GAAP net income (loss) per diluted share	$(5.25)	$1.82	$(8.35)	$5.87

Pre-tax acquisition and transition expense	0.37	0.24	1.55	0.42
Pre-tax foreign exchange (gain) loss on inter-company loans	(0.01)	0.02	0.08	0.01
Pre-tax restructuring and integration expense	(0.00)	0.00	0.07	0.01
Pre-tax write-off unamortized debt issuance costs	—	0.09	0.62	1.52
Pre-tax gain on change in fair value of interest rate swap	—	(0.00)	—	(0.00)
Pre-tax amortization of intangibles and deferred financing costs	0.23	0.25	1.19	1.02
Pre-tax interest expense on cash held from divestiture	—	0.13	0.11	0.22
Pre-tax impairments of fixed asset costs	0.12	—	0.17	—
Tax effect of adjustment reflected above (b)	(0.16)	(0.20)	(0.77)	(0.85)
Impairments (Goodwill and JV)	4.75	—	6.29	—
Impact due to tax cuts and jobs act	—	(1.86)	—	(1.87)
Diversture of Business Segment, exclusive of tax reform	0.17	(0.29)	0.23	(0.29)
Income from discontinued operations	—	0.09	—	(4.96)

Non-GAAP adjusted net income (loss) per diluted share (c)	$0.22	$0.30	$1.17	$1.10

Weighted average shares outstanding, diluted	41,959	27,925	31,678	27,755

The Company discloses in this presentation the non-GAAP financial measures of adjusted income from operations, adjusted net income (loss), and adjusted net income per diluted share. Each of these non-GAAP financial measures provides supplementary information about the impacts of acquisition, divestiture and integration related expenses, foreign-exchange impacts on inter-company loans, reorganizational and impairment charges. Over the past four years, we have completed seven acquisitions, two of which were transformative for the Company, and sold two of our businesses. The costs we incurred in completing such acquisitions, including the amortization of intangibles and deferred financing costs, and these divestitures have been excluded from these measures because their size and inconsistent frequency are unrelated to our commercial performance during the period, and which we believe are not indicative of our ongoing operating costs. We exclude the impact of currency translation from these measures because foreign exchange rates are not under management’s control and are subject to volatility. Other non-operating charges are excluded as the charges are not indicative of our ongoing operating cost. We believe the presentation of adjusted income from operations, adjusted net income (loss), and adjusted net income per diluted share provide useful information in assessing our underlying business trends and facilitates comparison of our long-term performance over given periods.

The non-GAAP financial measures provided herein may not provide information that is directly comparable to that provided by other companies in the Company’s industry, as other companies may calculate such financial results differently. The Company’s non-GAAP financial measures are not measurements of financial performance under GAAP and should not be considered as alternatives to actual income growth derived from income amounts presented in accordance with GAAP. The Company does not consider these non-GAAP financial measures to be a substitute for, or superior to, the information provided by GAAP financial results.

(a) Non-GAAP Adjusted income from operations represents GAAP income from operations, adjusted to exclude the effects of restructuring and integration expense; non-operational charges related to acquisition and transition expense, intangible amortization costs for fair value step-up in values related to acquisitions, non-cash impairment charges, and when applicable, our share of income from joint venture operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income from operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income from operations.

(b) This line item reflects the aggregate tax effect of all nontax adjustments reflected in the table above. In addition, the footnotes above indicate the after-tax amount of each individual adjustment item. NN, Inc. estimates the tax effect of the adjustment items identified in the reconciliation schedule above by applying NN, Inc’s. overall estimated effective tax rate to the pretax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment.

(c) Non-GAAP adjusted net income (loss) represents GAAP net income (loss) adjusted to exclude the tax-affected effects of restructuring and integration charges (related to plant closures and other charges incurred to implement our strategic goals that do not necessarily represent a major strategic shift in operations), charges related to acquisition and transition costs, amortization of intangibles costs for fair value step-up in values related to acquisitions and amortization of deferred financing costs, foreign exchange gain (loss) on inter-company loans, gains and losses in the fair value of interest rate swaps, estimated interest expense on cash held from divestiture, non-cash impairment charges, the impact of the Tax Cut and Jobs Act and income from discontinued operations. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the industrial industry. We use this information for comparative purposes within the industry. Non-GAAP adjusted income (loss) from segment operations is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to GAAP income (loss) from continuing operations.